Exhibit 10.1

YRC WORLDWIDE INC.

CASH PERFORMANCE AND RESTRICTED STOCK AWARD AGREEMENT

[NAME OF GRANTEE]

GRANTEE

DATE OF GRANT:

NUMBER OF SHARES OF RESTRICTED STOCK GRANTED:	shares of the Company’s common stock

RESTRICTED STOCK AWARD VESTING SCHEDULE:	Subject to the Plan (as defined below) and the Terms and Conditions of Cash Performance and Restricted Stock Award Agreements (March 30, 2009):

EBITDA VESTING	If 2009 EBITDA (as defined below) is equal to or greater than $200 million, 11% of the shares of the Restricted Stock shall vest on the third anniversary of the date of grant.

PRICE PER SHARE VESTING

If the highest Average Share Price (as defined below) at any time prior to the third anniversary of the date of grant is:

1.  Equal to $5.00 per share, 22% of the shares of the Restricted Stock shall vest on the third anniversary of the date of grant;

2.  Greater than or equal to $15.00 per share, 89% of the shares of the Restricted Stock shall vest on the third anniversary of the date of grant;

If, prior to the third anniversary of the date of grant, the highest Average Share Price is greater than $5.00 but less than $15.00 per share, the Company shall interpolate the additional number of shares to vest using the highest Average Share Price to determine how many vest within the range of clauses 1 and 2 above.

To the extent that shares of Restricted Stock have not vested by the third anniversary of the date of grant, the shares shall be forfeited.

CASH PERFORMANCE AWARD:

If 2009 EBTIDA is:

1.  $200 million, the Company shall pay Grantee $-0-;

2.  Greater than or equal to $280 million, the Company shall pay Grantee $[10% of Grantee’s LTIP target];

If 2009 EBITDA is greater than $200 million but less than $280 million, the Company shall interpolate the amount to pay Grantee based upon 2009 EBTIDA within the range of clauses 1 and 2 above.

The Company shall pay any such cash amount in a single lump sum payment on the first anniversary of the date hereof (less any applicable withholding taxes).

CERTAIN DEFINITIONS:	“2009 EBITDA” means Consolidated EBITDA (defined below) for the 12-month period ending December 31, 2009 (excluding any negative Consolidated EBITDA for the three-month period ending March 31, 2009). “Consolidated EBITDA” shall have the meaning that term is given in the Credit Agreement dated August 17, 2007, among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other banks party thereto, as it is amended through the date of grant.

“Average Share Price” means the average closing price per share of the Company’s common stock for any consecutive 20 trading days on the NASDAQ Stock Market (or if the Company’s common stock no longer trades on the NASDAQ Stock Market, such other market where the Company’s common stock is principally traded).

GRANT OF CASH PERFORMANCE AWARD AND RESTRICTED STOCK AWARD

Pursuant to action taken by the Compensation Committee (the “Committee”) of the Board of Directors of YRC WORLDWIDE INC., a Delaware corporation (the “Company”), for the purposes of administration of the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan (as amended with effect from May 15, 2008) or any successor thereto (the “Plan”), the above-named Grantee is hereby granted (a) the above number of shares of the Company’s $1 par value per share common stock in accordance with the Vesting Schedule described above (the “Restricted Stock”) and (b) the cash award described above subject to the conditions set forth next to the caption “Cash Performance Award” above (the “Cash Performance Award”), and in each case subject to the other terms and conditions described in this Cash Performance and Restricted Stock Award Agreement (this “Award Agreement”).

By your acceptance of the Cash Performance Award and the Restricted Stock Award (together, the “Award”) as set forth in this Award Agreement, you agree that the Award is granted under and governed by the terms of the Plan, this Award Agreement and the Terms and Conditions of Cash Performance and Restricted Stock Award Agreements (March 30, 2009) attached to this Award Agreement; you acknowledge that you have received, reviewed and understand the Plan, including the provisions that the Committee’s decision on any matter arising under the Plan is conclusive and binding; and you agree that this Award amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of this Award.

By your acceptance of the Award as set forth in this Award Agreement, you agree that any potential grants pursuant to incomplete performance periods under long-term incentive plans or programs under the Plan, or any predecessor thereto, are, by your acceptance of the Award, hereby cancelled and terminated and that you are not entitled to any additional grants, payments or compensation that may have been provided to you with respect to such terminated and cancelled incomplete performance periods.

YRC WORLDWIDE INC.
Name: Title:

Award Agreement agreed and accepted by:
Grantee Name:

You agree that your acceptance of this Award Agreement may be evidenced either by your signature above or by your electronic acceptance through the Company’s award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.

TERMS AND CONDITIONS

OF

CASH PERFORMANCE AND RESTRICTED STOCK AWARD AGREEMENTS

March 30, 2009

These Terms and Conditions are applicable to Cash Performance and Restricted Stock Awards (the “Awards”) granted pursuant to the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan (as amended with effect from May 15, 2008) or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedules provided in the Award Agreement, the Awards shall vest and be paid as provided in this Section 1 upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Grantee dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or a subsidiary of the Company (a “Subsidiary”) and prior to the time the Awards vest and are paid, (a) the Restricted Stock Award shall become fully vested and all transfer restrictions thereon shall lapse and (b) if not yet paid, the Cash Performance Award shall be paid to the Grantee or the Grantee’s beneficiary. For purposes of this Section, a Grantee shall be considered “permanently and totally disabled” if the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Grantee is in the employ of the Company or a Subsidiary prior to the time the Awards vest and are paid, (a) the Restricted Stock Award shall become fully vested and all transfer restrictions thereon shall lapse and (b) if not yet paid, the Cash Performance Award shall be payable to the Grantee. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

1.2.2	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

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Terms and Conditions of Cash Performance and Restricted Stock Award Agreements March 30, 2009

1.2.3	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

For the purposes of this Section, “Business Combination” means any transaction that is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of the Company; and “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of the Company.

1.3	Retirement. If the Grantee terminates employment with the Company and its Subsidiaries and is at least 65 years of age upon that termination, (a) the Restricted Stock Award shall become fully vested and all transfer restrictions thereon shall lapse on the date of termination, and (b) if not yet paid, the Cash Performance Award shall, to the extent the Performance Goal has been achieved, be paid to the Grantee or the Grantee’s beneficiary, as applicable, on the date such Awards are paid to Plan participants in general. If the Grantee terminates employment with the Company and its Subsidiaries prior to age 65 and the Grantee is at least 55 years of age with the Grantee’s age plus years of service equal to at least 75, (y) the Restricted Stock Award shall continue to vest on the same schedule and the same terms as if the Grantee remained employed with the Company and its Subsidiaries until age 65 at which time the Restricted Stock Award shall become fully vested and all transfer restrictions thereon shall lapse and (z) if not yet paid, the Cash Performance Award shall, to the extent the Performance Goal has been achieved, be paid to the Grantee or the Grantee’s beneficiary, as applicable, on the date such Awards are paid to Plan participants in general; provided, that the Grantee does not breach the following covenant in Section 1.4.

1.4	Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions and the Award Agreement, if the Grantee engages in a “Prohibited Activity” (defined below) while in the employment of the Company or any of its Subsidiaries or during the period from the date of retirement under Section 1.3 until all Restricted Stock Awards vest pursuant to that section, then Grantee shall forfeit the right to any further vesting of the Grantee’s Restricted Stock Award and, if not yet paid, shall not receive the Cash Performance Award, and the Award Agreement shall immediately thereupon wholly and completely terminate. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend vesting of Restricted Stock Awards and payment of the Cash Performance Award for up to three months to permit the investigation of the allegation. If the Company determines that the Grantee did not engage in any Prohibited Activities, the Company shall, to the extent the respective Performance Goals have been achieved, vest Restricted Stock Awards and pay any portion of the Cash Performance Award that is payable. A “Prohibited Activity” shall be deemed to have occurred, if the Grantee:

1.4.1	divulges any non-public, confidential or proprietary information of the Company or of its past or present subsidiaries (collectively, the “Company Group”), but excluding information that

1.4.1.1	becomes generally available to the public other than as a result of the Grantee’s public use, disclosure, or fault, or

1.4.1.2	becomes available to the Grantee on a non-confidential basis after the Grantee’s employment termination date from a source other than a member of the Company

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Group prior to the public use or disclosure by the Grantee; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

1.4.2	directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Grantee solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group.

2.	Lapse of Rights upon Termination of Employment.

Upon termination of the Grantee’s employment with the Company or any Subsidiary, and except as provided in Section 1 above and this Section 2, the Grantee shall forfeit any unvested Restricted Stock Award and unpaid Cash Performance Award. The Company may, in its sole discretion, which need not be reasonably exercised, determine to (a) vest non-vested Restricted Stock of the terminating Grantee on the date of termination, (b) continue to vest the terminating Grantee in any non-vested Restricted Stock following the Grantee’s termination on such date as the Company determines or (c) pay the Grantee a portion or all of the Cash Performance Award as determined by the Company.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Awards.

3.2	Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Awards. For purposes of the Awards, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave or other bona fide leave of absence so long as the Grantee’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

3.3	Withholding. To the extent the Grantee has taxable income in connection with the grant, vesting or payment of the Awards or the delivery of shares of Company common stock, the Company is authorized to withhold from any compensation payable to Grantee, including shares of common stock that the Company is to deliver to the Grantee, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Award Agreement, the Grantee authorizes the Company to withhold any applicable taxes.

4.	Non-transferability. No rights under the Award Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Award Agreement may be exercised and received, respectively, during the lifetime of the Grantee only by the Grantee or by the Grantee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

5.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

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Terms and Conditions of Cash Performance and Restricted Stock Award Agreements March 30, 2009

6.	Awards Subject to Plan. A copy of the Plan is included with the Award Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Award Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Grantee may obtain a copy of the Plan and any amendments.

7.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in this Award Agreement.

8.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, shares of Restricted Stock received on the date of grant may not be sold, pledged or hypothecated until such time as the Company complies with all regulatory requirements regarding registration of the Restricted Stock or common stock to be issued under the terms of the Plan.

9.	Stock Certificates. The Committee may also cause any certificates representing shares of Restricted Stock issued pursuant to the Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, if the shares of Restricted Stock are represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Restricted Stock as counsel for the Company considers necessary or advisable.

10.	No Deferred Compensation. The award of Restricted Stock under the Award Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the award of a Cash Performance Award under the Award Agreement is intended to meet the short-term deferral exception under Section 409A of the Code. Each Award Agreement shall be administered, construed and interpreted in accordance with such intent.

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Terms and Conditions of Cash Performance and Restricted Stock Award Agreements March 30, 2009